Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621‑0699

Final For Release

Investor Contacts:

ICR, Inc.

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR GROUP REPORTS SECOND QUARTER FISCAL 2010 RESULTS

Second Quarter Comparable Store Sales Increase 0.2%

August Comparable Store Sales Increase 0.9%

ST. LOUIS, Mo. September 14, 2010 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 237 stores, today announced results for the thirteen and twenty six-weeks ended July 31, 2010.

For the second quarter, the thirteen weeks ended July 31, 2010:

•         Net sales were $43.3 million, a decrease of 1.0% from $43.7 million for the thirteen-week period ended August 1, 2009;

•         Comparable store sales for the second quarter of fiscal 2010 increased 0.2% following an increase of 0.7% in the prior-year period;

•         Gross profit was $11.9 million, or 27.5% of net sales, compared to $12.9 million, or 29.6% of net sales, in the second quarter last year;

•         Operating loss was $1.6 million, compared to an operating loss of $1.2 million in the second quarter last year; and

•         Net loss was $2.1 million or $0.28 per share, compared to a net loss of $1.7 million, or $0.24 per share in the second quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “Our second quarter performance was disappointing driven by a lackluster response to our sandal offerings, which led to increased promotional activity during the quarter.  That said, we ended the quarter in a solid inventory position with improving sales trends during the latter part of the quarter.  We were also pleased to increase our financial flexibility following quarter end with a $5 million investment by Steve Madden, which we believe represents a strong vote of confidence in Bakers by one of our largest suppliers.”

“As we look ahead, we remain optimistic about our opportunities for the fall and holiday seasons,” Mr. Edison continued.  “Our strong early selling in key categories, including boots and dress shoes, coupled with the introduction of new brands reflect the favorable reaction to our fall product that is expected to drive positive comparable store sales in the second half of the year at increasing margins.  We will also maintain control of expenses and inventory.  As a result, we expect to report improved operating performance for the remainder of fiscal 2010.”

For the first half of fiscal 2010, the twenty-six weeks ended July 31, 2010:

•         Net sales were $86.8 million, a decrease of 2.1% compared to $88.7 million for the twenty-six weeks ended August 1, 2009;

•         Comparable store sales decreased 0.7%, compared to an increase of 2.8% in the first half of 2009;

•         Gross profit was $22.7 million, or 26.1% of net sales, compared to $25.6 million, or 28.9% of net sales in the first half of 2009;

•         Operating loss was $4.5 million, compared to $3.1 million in the first half of 2009; and

•         Net loss was $5.5 million or $0.75 per share, compared to a net loss of $4.5 million, or $0.62 per share in the first half of 2009.

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants through the next twelve months.  The Company’s Quarterly Report on Form 10-Q, issued today, and the Company’s most recent Annual Report on Form 10-K disclose in detail the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.

Conference Call

The Company also announced that it will conduct a conference call to discuss its second quarter fiscal 2010 results today, Tuesday, September 14, 2010 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=00007AAC. A replay of this call will be available until September 21, 2010 and can be accessed by dialing (877) 660-6853, referencing account number 3055 and entering confirmation number 356755. The webcast will remain available until December 14, 2010 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 237 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended July 31, 2010	Thirteen Weeks Ended August 1, 2009	Twenty-six Weeks Ended July 31, 2010	Twenty-six Weeks Ended August 1, 2009
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$43,293	$43,720	$86,817	$88,697
Cost of merchandise sold, occupancy, and buying expenses	31,360	30,798	64,148	63,078
Gross profit	11,933	12,922	22,669	25,619

Operating expenses
Selling	9,625	10,009	19,429	19,985
General and administrative	3,903	4,058	7,693	8,398
Loss on disposal of property and equipment	8	10	60	294
Operating loss	(1,603)	(1,155)	(4,513)	(3,058)

Interest expense	(440)	(612)	(995)	(1,499)
Other income, net	20	30	34	52
Loss before income taxes	(2,023)	(1,737)	(5,474)	(4,505)

Income tax expense	52	―	52	―

Net loss	$(2,075)	$(1,737)	$(5,526)	$(4,505)

Net loss per common share	$(0.28)	$(0.24)	$(0.75)	$(0.62)

Weighted average shares outstanding	7,384	7,383	7,384	7,273

Cash Flow Data
Cash provided by operating activties			$2,806	$4,670
Cash used in investing activities			(458)	(207)
Cash used in financing activities			(2,353)	(4,445)
Net increase (decrease) in cash			(5)	18

Supplemental Data
Comparable store sales increase (decrease)	0.2%	0.7%	(0.7%)	2.8%
Gross profit percentage	27.5%	29.6%	26.1%	28.9%
Number of stores at end of period	237	240	237	240

Bakers Footwear Group, Inc. Balance Sheet Data	July 31, 2010	August 1, 2009
(in thousands)	Unaudited	Unaudited
Cash	$150	$153
Accounts receivable	1,407	1,240
Inventories	21,626	18,860
Other current assets	935	1,072
Current assets	24,118	21,325

Property and equipment, net	22,030	30,426
Other assets	924	1,043
	$47,072	$52,794

Accounts payable	$16,904	$11,663
Revolving credit facility	9,553	8,413
Subordinated secured term loan	1,550	3,719
Subordinated convertible debentures	―	4,000
Other current liabilities	9,302	8,944
Current liabilities	37,309	36,739

Accrued noncurrent rent liabilities	8,973	9,518
Subordinated convertible debentures	4,000	―

Shareholders’ equity (deficit)	(3,210)	6,537
	$47,072	$52,794

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